THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

EXTENDED CARE RIDER

WAIVER OF WITHDRAWAL CHARGES

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Subject to the terms and conditions set forth below, this Extended Care Rider provides for a waiver of Withdrawal Charges, if applicable, provided in the Contract. In addition, this Rider is not intended to provide long-term care or nursing home insurance.

Capitalized terms in this Rider have the meanings as defined herein. Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	PAGE(S)

Rider Data Page	[Page 2]

Rider Definitions	[Page 3-4]	← 1

Rider Provisions	[Pages 5-6]

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RIDER DATA PAGE

RIDER EFFECTIVE DATE:	[June 15, 2020]←2
EARLIEST EXTENDED CARE DATE:	[June 15, 2020]←3
DEFERRAL PERIOD:	Beginning on the Contract Date and ending on the [first (1st) Contract Anniversary] ← 4
EXTENDED CARE QUALIFICATION PERIOD:

The Owner was receiving Extended Care for at least [90 consecutive days]←5 after the Deferral Period.

If the Owner receives Extended Care during the Deferral Period, the [ninety (90)]← 5 consecutive days will begin from the later of the date the Extended Care was provided or after the conclusion of the Deferral Period.

If the Owner ceases to receive Extended Care and then, in less than thirty (30) days, returns to Extended Care due to the same cause as, or a related cause to, that cause which resulted in the immediately-prior Extended Care, the Owner’s Extended Care shall be deemed uninterrupted and continuous.

REQUEST FOR A CLAIM UNDER THIS RIDER:

We must receive a claim under this Rider as described under Filing a Claim Under this Rider within [ninety (90)]← 6 days of the last day Extended Care was received, or while the Extended Care is ongoing, unless You show that it was not reasonably possible to make a claim within the required period of time and the claim was made as soon as possible. In any case, such a claim must be made within one (1) year of the last day Extended Care was received unless You have been adjudicated to be without legal capacity.

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RIDER DEFINITIONS

These terms are capitalized when used in the Rider with the meaning set forth below. Capitalized terms not defined in this section are described in the provisions discussed herein or defined in the Contract, Rider(s) or Endorsement(s) attached to this Contract.

EARLIEST EXTENDED CARE DATE

The earliest date, as shown on the RIDER DATA PAGE, that the Owner may begin receiving Extended Care in order to qualify for this Rider.

EXTENDED CARE

Extended Care is treatment for the Owner where independence is not possible and daily continuous care must be received. The Owner must stay in a Qualified Facility, as defined below, that is prescribed by a Physician where Medically Necessary care is provided by a Qualified Medical Professional while receiving such care.

OWNER

The Owner and Joint Owners collectively, if applicable. If the Owner is a non-natural person, the Annuitant or Joint Annuitants shall be treated as the Owner for purposes of this Rider unless otherwise stated in the provisions. Owner and Annuitant names are located on the CONTRACT DATA PAGE.

PHYSICIAN

A legally qualified practitioner who is:

1.	Licensed to practice medicine in the United States by a state or federal licensing authority; and
2.	Specially trained to diagnose and treat the condition causing the Extended Care; and
3.	Acting within the scope of his or her license; and
4.	Not a resident of the Owner’s household or related to the Owner by blood or marriage.

QUALIFIED FACILITY

A Qualified Facility is a facility that is located in the United States or its territories and that is an Assisted Living Facility, Hospital, or Nursing Facility that provides Medically Necessary care by a Qualified Medical Professional or Physician and is not an Excluded Facility as described below.

ASSISTED LIVING FACILITY

A facility is an Assisted Living Facility if all of the following apply:

•	Is licensed and/or certified as an Assisted Living Facility; and
•	Is primarily engaged in providing continuous nursing services by or under the supervision of a Physician or a Qualified Medical Professional; and
•	Provides continuous room and board for an extended period of time.

HOSPITAL

A facility is a Hospital if any of the following apply:

•	Is licensed and operated as a Hospital; or
•	Is accredited as a hospital by the Joint Commission on the Accreditation of Healthcare Organizations; or
•	Operates as a hospital under law.

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NURSING FACILITY

A facility is a Nursing Facility if all of the following apply to it:

•	Is licensed and/or certified as a Nursing Facility; and

•	Is solely engaged in providing continuous nursing service that is Medically Necessary by or under the supervision of a Physician or a Qualified Medical Professional; and

•	Administers a planned program of 24-hour observation and treatment by a Physician and/or licensed Qualified Medical Professional; and

•	Provides continuous room and board for an extended period of time.

EXCLUDED FACILITY

A facility is an Excluded Facility if it is any of the following:

•	Alcohol or chemical treatment centers (or similar centers); or

•	Homes for the aged; or

•	Community living centers; or

•	Senior living facilities; or

•	Places that solely provide accommodations, room and/or board; or

•	Places that primarily provide personal care services to those whom do not need daily medical or nursing care; or

•	In-home care.

MEDICALLY NECESSARY

Medically Necessary means appropriate and consistent with the diagnosis in accord with accepted standards of practice and which could not have been omitted without adversely affecting the individual’s condition.

QUALIFIED MEDICAL PROFESSIONAL

A Qualified Medical Professional is a legally qualified practitioner who is a registered graduate professional nurse (R.N.) who is also:

1.

Licensed in the United States by a state or federal licensing authority to diagnose and prescribe Medically Necessary care for a condition requiring Extended Care confinement in a Qualified Facility; and

2.	Acting within the scope of his or her license; and
3.	Not a resident of the Owner’s household or related to the Owner by blood or marriage.

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RIDER PROVISIONS

During the Withdrawal Charge period, the Company will waive any Withdrawal Charge for a partial Withdrawal or a total Withdrawal subject to the provisions in this Rider. Any partial Withdrawal or total Withdrawal under this Rider is paid by Us directly to the Owner shown on the CONTRACT DATA PAGE. No partial Withdrawal may be set up under any systematic program or on a systematic basis.

ELIGIBILITY REQUIREMENTS UNDER THIS RIDER

Any Owner satisfies the eligibility requirements under this Rider if the following are true:

•	The Owner was not receiving Extended Care as of the Earliest Extended Care Date as shown on the RIDER DATA PAGE; and

•	The Owner is receiving Extended Care on the date of the request, notwithstanding conditions under Request For a Claim Under this Rider shown on the RIDER DATA PAGE; and

•	The same Owner has satisfied the Extended Care Qualification Period as shown on the RIDER DATA PAGE; and

•	We receive and accept a claim form as described under the Filing a Claim Under this Rider provision below.

We will waive any Withdrawal Charge for subsequent partial Withdrawals or a total Withdrawal while the Owner continues to receive such Extended Care.

If the Owner ceases to receive Extended Care and no longer satisfies the Extended Care Qualification Period shown on the RIDER DATA PAGE, the Owner must again meet all eligibility requirements of this Rider before We will waive any Withdrawal Charge for a partial Withdrawal or total Withdrawal.

FILING A CLAIM UNDER THIS RIDER

To file a claim under this Rider for a partial Withdrawal or total Withdrawal, You must provide the following to Us:

1.	A completed claim form that We will provide upon request for a partial Withdrawal or total Withdrawal under this Rider; and
2.	Any authorization required by Us to obtain information and documentation from a third party; and
3.	The written consent to the claim, in a form acceptable to Us, of any irrevocable Beneficiary, assignee or other required party.

The Owner or their legal proxy requesting a claim under this Rider and the Annuitant (if the Owner is a non-natural person) shall cooperate with Us in Our verification of a claim by providing assistance including, but not limited to, the completion and submission to Us of any questionnaire or authorization form needed, that in Our opinion, is required to conduct such verification.

If We deny the claim for waiver of any applicable Withdrawal Charge under this Rider, We will not disburse a requested withdrawal until the Owner is notified of the denial and provided with the opportunity to accept or reject the withdrawal proceeds, including any Withdrawal Charge.

A denial of the claim will be issued on the same Business Day that the claim is received. The Owner may appeal a denial. Appeals are escalated to the applicable business unit to review and provide direction in a non-discriminatory manner and within a reasonable timeframe. Generally, escalated matters do not exceed 5-10 Business Days once all required information is received by the Company.

If We discover that You did not satisfy the eligibility requirements above after a partial or total Withdrawal under this Rider has been paid by Us, We will pursue all available legal remedies.

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TERMINATION

This Rider will automatically terminate on the earliest of one of the following:

1.	The date the Contract terminates;
2.	The date annuity income payments begin under an Income Plan;
3.	Upon payment of a total Withdrawal; or
4.	The date of the Owner’s death, unless the Owner’s Spousal Beneficiary continues the Contract under the provisions of the Internal Revenue Code §72(s)(3);
5.	The date on which any Owner attains Age 86.

Termination shall not prejudice the waiver of any Withdrawal Charge while this Rider is in force.

Signed for the Company to be effective on the Contract Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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